UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2015 (December 30, 2015)

STAFFING 360 SOLUTIONS, INC.

 (Exact name of registrant as specified in its charter)

Nevada	000-54515	68-0680859
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

641 Lexington Avenue Suite 1526 New York, NY 10022
(Address of principal executive offices) (Zip Code)

(212) 634-6462
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 30, 2015, Staffing 360 Solutions, Inc. (the “Company”) filed a Certificate of Designations, Preferences and Rights of Series B Preferred Stock (the “Certificate of Designation”) with the Nevada Secretary of State, whereby the Company designated 200,000 shares as Series B Preferred Stock, par value $0.00001 per share (the “Series B Preferred Stock”). The Series B Preferred Stock shall have a stated value of $10.00 per share (the “Stated Value”). The Certificate of Designation sets forth the powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series B Preferred Stock.

In the event of a liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to its stockholders shall be distributed on a pari passu basis among the holders of shares of the Series B Preferred Stock (each a “Holder”) and the holders of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), pro rata based on the number of shares held by each such holder.

There will be no dividends associated with the Series B Preferred Stock or payable to the Holders. If a Holder elects to convert the Series B Preferred Stock, in accordance with Section 3 of the Certificate of Designation, into Common Stock, then the Holder will have the same rights and receive the same dividends, if any, as the holders of the Common Stock.

At any time each Holder may elect to convert the shares of Series B Preferred Stock held by such Holder into shares of Common Stock (“Series B Conversion”). Upon the Series B Conversion, a Holder shall receive one share of Common Stock for every one share of Series B Preferred Stock that the Holder elects to convert (subject to adjustment per Section 3.2 of the Certificate of Designation, the “Conversion Rate”); provided, however, that (i) to the extent that the Holder’s right to receive such amount of Common Stock upon conversion of the shares of Series B Preferred Stock would result in the Holder holding in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the Series B Preferred Stock (the “Beneficial Ownership Limitation”), then the Holder shall not be entitled to convert such shares of Series B Preferred Stock into a number of Common Stock that exceeds such Beneficial Ownership Limitation, and (ii) notwithstanding any other provision of the Certificate of Designation to the contrary, in no event can conversion of the Series B Preferred Stock pursuant the Certificate of Designation result in the issuance of shares of Common Stock that would exceed the “Exchange Cap”. The "Exchange Cap" shall be deemed to have been reached if, at any time prior to the shareholders of the Company approving any transaction(s) pursuant to which Series B Preferred Stock, any stock or other securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called “Convertible Securities”) and/or Common Stock are issuable that may be aggregated with such shares of Common Stock issuable upon conversion of Series B Preferred Stock (“Transaction(s)”), the number of shares of Common Stock issuable under outstanding shares of Series B Preferred Stock and other Convertible Securities and shares of Common Stock issued pursuant to such Transactions(s) would exceed 19.9% of the shares of Common Stock outstanding as of the date of the earliest Transaction(s).

The Holders of two-thirds of the Series B Preferred Stock then outstanding, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation; provided, that the Beneficial Ownership Limitation in no event shall exceed 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the outstanding Series B Preferred Stock.

Except as otherwise required by law, the Series B Preferred Stock shall have no voting rights.

The Certificate of Designation was filed in connection with the Company’s issuance of an aggregate of 100,000 shares of Series B Preferred Stock to Hillair Capital Investments L.P. (“Hillair”) in exchange for the surrender of two warrants that entitled Hillair to purchase up to 392,000 shares of Common Stock (adjusted for the reverse stock split on September 17, 2015) for each warrant, or 784,000 shares of Common Stock on an aggregate basis, pursuant to an exchange agreement dated December 30, 2015 (the “Hillair Exhange Agreement”). The Certificate of Designation and Hillair Exchange Agreement were approved by the Company’s board of directors.

A copy of the Certificate of Designation as filed with the Secretary of State of Nevada is attached as Exhibit 3.1 hereto and is incorporated herein by reference. The foregoing description of the material terms of the Certificate of Designation and Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description
3.1	Certificate of Designations, Preferences and Rights of Series B Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 31, 2015	STAFFING 360 SOLUTIONS, INC.

	By:	/s/ Brendan Flood
Brendan Flood
Executive Chairman